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                                                                     Exhibit 5.1


       [MUCH SHELIST FREED DENENBERG AMENT & RUBENSTEIN, P.C. LETTERHEAD]

                                  May 30, 2001




Home Products International, Inc.
4501 W. 47th Street
Chicago, Illinois


                  Re:      Home Products International, Inc.
                           Form S-8 Registration Statement

Ladies and Gentlemen:

         We have acted as counsel to Home Products International, Inc., a Delaware corporation (the "Company"), and have reviewed the Company's Registration Statement on Form S-8 covering 500,000 shares (the "Plan Shares") of the Company's common stock, $0.01 par value (the "Common Stock"), issuable under the Company's 2000 Employee Stock Purchase Plan (the "Plan").

         With respect to the foregoing, we have examined such documents and questions of law as we have deemed necessary to render the opinions expressed herein. Based upon the foregoing, we are of the opinion that the Plan Shares issuable under and following the terms and conditions of the Plan, when issued in accordance with the Plan, will be duly authorized, validly issued, fully paid and nonassessable so long as unissued shares remain from those presented authorized.

         We hereby consent to the use of this opinion in the above referenced Registration Statement.

                           Respectfully submitted,


                           /s/ Much Shelist Freed Denenberg Ament & Rubenstein
                           ----------------------------------------------------
                           Much Shelist Freed Denenberg Ament & Rubenstein, P.C.